Exhibit 99.2

Contact:	Brett S. Perryman
Affiliated Managers Group, Inc.
(617) 747-3300
ir@amg.com

AMG Names Jide J. Zeitlin to its Board of Directors

Boston, MA, January 24, 2006 — Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, announced today the election of Mr. Jide J. Zeitlin to its Board of Directors.

Mr. Zeitlin, a private investor, formerly served as a senior investment banker at Goldman, Sachs & Co., where he was elected a partner in 1996.  His career at Goldman Sachs included a number of senior management positions in the firm’s investment banking division, where he focused on the industrial and healthcare industries, as well as service in the firm’s executive office.  An active member of the academic and cultural communities, Mr. Zeitlin serves as Chairman of the Board of Trustees at Amherst College and is a member of the boards of Milton Academy, the Harvard Business School Visiting Committee, Teach for America, Montefiore Medical Center, Playwrights Horizons and Common Ground Community.  Mr. Zeitlin earned an A.B. in Economics and English magna cum laude from Amherst College in 1985 and an M.B.A. from Harvard University in 1987.  He currently resides in New York City with his wife and son.

“We are very pleased to welcome Jide to our Board,” said Sean M. Healey, AMG’s President and CEO.  “Jide’s outstanding career as an investment banker and senior executive at Goldman Sachs provides us with management experience, expertise and insights that will make him a superb addition to our Board.”

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms. AMG’s affiliated investment management firms managed approximately $184 billion in assets at December 31, 2005.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission. Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2004.

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For more information on Affiliated Managers Group, Inc.,

please visit AMG’s Web site at www.amg.com.